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                                  EXHIBIT 99.1

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                                                   PRICEWATERHOUSECOOPERS LLP
                                                   PricewaterhouseCoopers Center
                                                   300 Madison Avenue
                                                   New York NY  10017
                                                   Telephone (646) 471 3000
                                                   Facsimile (813) 286 6000

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Equity One, Inc.:

We have examined management's assertion about Equity One, Inc. and its subsidiaries's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended November 30, 2004 included in the accompanying management assertion (see Exhibit
I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended November 30, 2004 is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP


February 14, 2005

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301 Lippincott Drive                                    Telephone (856) 396-3601
Marlton, NJ  08053                                            Fax (856) 396-2712


                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                      WITH USAP MINIMUM SERVICING STANDARDS


February 25, 2005


As of and for the year ended November 30, 2004, Equity One, Inc. and its subsidiaries (the "Company"), a wholly-owned subsidiary of Popular Financial Holdings, Inc., have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") solely for the purpose of servicing the residential mortgage loans underlying the Loan Asset Backed Certificate Series 1997-1, 1998-1, 1999-1, 2000-1, 2001-1, 2001-2,
2001-3, 2002-1, 2002-2, 2002-3, 2002-4, 2002-5, 2003-1, 2003-2, 2003-3, 2003-4,
2004-1, 2004-2, 2004-3, 2004-4, 2004-5 (the "Agreement").

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $50,000,000 and $25,000,000, respectively.


/s/ James H. Jenkins
---------------------------
James H. Jenkins
Executive Vice President,
Chief Financial Officer


/s/  John N. Martella
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John N. Martella
Group Executive
Vice President of Loan Servicing